Exhibit 10.1

2011 OMNIBUS INCENTIVE COMPENSATION PLAN OF

AMETEK, INC.

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), made as of the Award Date, by and between AMETEK, Inc., a Delaware corporation (the “Company” or “AMETEK”), and the Recipient.

W I T N E S S E T H :

WHEREAS, the Company has adopted the 2011 Omnibus Incentive Compensation Plan of AMETEK, Inc. (the “Plan”), pursuant to which the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, inter alia, award Performance Restricted Stock Units to such employees or non-employee directors of the Company and its Affiliates as the Committee may determine, and subject to such terms, conditions and restrictions as the Committee may deem advisable; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Recipient a Performance Restricted Stock Unit, subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Pursuant to the Plan, the Company hereby grants to the Recipient on the Award Date, a Performance Restricted Stock Unit award, and such units, the “Performance Restricted Stock Units,” are subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the same meanings as defined in the Plan.

2. At such time the Performance Restricted Stock Units become vested and nonforfeitable pursuant to Paragraph 3, the Company will deliver to the Recipient an unrestricted certificate for a number of shares of Company Stock equal to the number of Performance Restricted Stock Units that became vested (“PRSU Shares”) or an equivalent cash amount based on the value of a share of Company Stock, or a combination of the two, as determined by the Committee, in its discretion. The applicable date of delivery of the PRSU Shares or cash shall be no later than sixty (60) days after the date or event on which the Performance Restricted Stock Units become vested and nonforfeitable pursuant to Paragraph 3, except as set forth in Paragraph 17.

3. The Performance Restricted Stock Units (to the extent earned pursuant to Paragraph 4 below) shall become vested and nonforfeitable on the date the results are certified by the Committee which shall in any event occur within three months following the end of the Performance Period (the “Vest Date”). Vesting is contingent on continued employment throughout the Vest Date, except that:

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(a) in the event of death or disability (as defined in the Termination and Change of Control Agreement, dated as of May 8, 2017) of the Recipient; or

(b) the Recipient’s Separation from Service with the Company (or any successor or Affiliate of the Company) as a result of and concurrent with a Change of Control (as defined in the Plan)

the Performance Restricted Stock Units shall become vested and nonforfeitable on the Vest Date in an amount equal to the initial Performance Restricted Stock Unit award (the “Target Award”).

In addition, in the event of the Recipient’s attainment of at least fifty-five (55) years of age and at least ten (10) years of service with the Company (or any successor or Affiliate of the Company) at the Recipient’s termination of employment date occurring on or after December 31st of the first year of the “Performance Period” (as such term is defined in Exhibit A), then the Performance Restricted Stock Units shall become vested and nonforfeitable on the Vest Date, to the extent that the performance goals are achieved.

Except to the extent, if any, that the Performance Restricted Stock Unit shall have become nonforfeitable pursuant to the foregoing provisions of this Paragraph 3, if the Recipient shall voluntarily or involuntarily leave the employ of the Company and its Affiliates prior to the Vest Date, the Performance Restricted Stock Unit (and any dividends, distributions and adjustments retained by the Company with respect thereto) shall be forfeited.

4. Except as otherwise provided in this Agreement and subject to adjustments permitted by the Plan, the number of Performance Restricted Stock Units which will vest under this Agreement, if any, will be determined by multiplying (a) the sum of (i) 0.5 times the vested percentage applicable to Return on Tangible Capital (“ROTC”) plus (ii) 0.5 times the vested percentage applicable to Relative Total Shareholder Return (“TSR”) by (b) the Target Award. The maximum number of Performance Restricted Stock Units which can vest is 200% of the Target Award and the minimum number of Performance Restricted Stock Units which can vest is 0% of the Target Award. The vested percentage applicable to ROTC and TSR will each be determined over the “Performance Period” (as such term is defined in Exhibit A) as illustrated in the schedules attached to this Agreement as Exhibit A.

5. The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Performance Restricted Stock Units, or any interest therein other than by will or the laws of descent and distribution, unless and until the Performance Restricted Stock Units have been settled as provided in this Agreement.

6. Prior to the issuance of PRSU Shares, Recipient will have no rights as a shareholder of the Company with respect to this Performance Restricted Stock Unit award or the Performance Restricted Stock Units.

7. If the number of outstanding shares of Company Stock changes through the declaration of stock dividends or stock splits prior to the vesting date, the Restricted Stock Units subject to this Award automatically will be adjusted, according to the provisions of Section 5(e) of the Plan. In the event of any other change in the capital structure or the Company Stock or other corporate events or transactions involving the Company, the Committee is authorized to make appropriate adjustments to this award.

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8. Recipient shall be credited with Dividend Equivalents with respect to outstanding Performance Restricted Stock Units prior to the applicable vesting date. Such Dividend Equivalents will be credited to the Recipient as a cash value plus interest, which shall be held by the Company subject hereto. For purposes of this Paragraph 8, interest shall be credited from the date a Dividend Equivalent with respect to the Performance Restricted Stock Units is made to the date on which the Company distributes such amounts to the Recipient, at the five-year Treasury Note rate, plus 0.5% as such rate is set forth in the Wall Street Journal as of the first business day of each calendar quarter. Dividend Equivalents shall be subject to the same terms and conditions, and shall vest and be paid, or be forfeited (if applicable), at the same time as the Restricted Stock Units to which they relate.

9. If, in connection with the grant, vesting or settlement of the Performance Restricted Stock Unit award or issuance of PRSU Shares with respect to vested Performance Restricted Stock Units, the Company (or any successor or Affiliate) shall be required to withhold amounts under applicable federal, state, local or foreign laws, rules or regulations, including income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax- related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient (“Tax-Related Items”), the Company will withhold such number of shares of Company Stock (thus reducing the number of shares to be issued to the Recipient) as shall have a Fair Market Value, valued on the date on which Tax-Related Items are determined, equal to the amount required to be withheld to satisfy the Company (or successor or Affiliate’s) withholding obligations. Notwithstanding anything in this Paragraph 9 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Company Stock underlying the Performance Restricted Stock Units will be withheld to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Restricted Stock Units for any portion of the Performance Restricted Stock Units that is considered an item of “nonqualified deferred compensation” subject to Section 409A, then the number of shares of Company Stock withheld shall not exceed the number of shares that equals the liability for the Tax-Related Items.

10. The Company and the Recipient each hereby agrees to be bound by the terms and conditions set forth in the Plan.

11. Any notices or other communications given in connection with this Agreement shall be sent either by registered or certified mail, return receipt requested, or by overnight mail, facsimile, or electronic mail to the Company and Recipient address or number of record or to such changed address or number as to which either party has given notice to the other party in accordance with this Paragraph 11. All notices shall be deemed given when so mailed, or if sent by facsimile or electronic mail, when electronic confirmation of the transmission is received, except that a notice of change of address shall be deemed given when received.

12. This Agreement and the Plan constitute the whole agreement between the parties hereto with respect to the Performance Restricted Stock Unit award.

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13. This Agreement shall not be construed as creating any contract of employment between the Company and the Recipient and does not entitle the Recipient to any benefit other than that granted under this Agreement.

14. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Recipient.

15. The Recipient understands that in order to perform its obligations under the Plan or for the implementation and administration of the Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Recipient. Such data includes, but is not limited to Recipient’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information. Recipient explicitly consents to the collection, transfer (including to third parties in Recipient’s home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award. At all times, the Company shall maintain the confidentiality of Recipient’s personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties and such actions will be undertaken by the Company only in accordance with applicable law.

16. This Agreement shall be subject to and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of law.

17. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the Recipient’s consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of cash or Company Stock pursuant to the Performance Restricted Stock Unit. The Company (including its Affiliates) shall not have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A. Each amount to be paid under this Agreement shall be construed as a separately identified payment for purposes of Section 409A. In addition, notwithstanding anything herein to the contrary, if the Recipient is deemed on the date of his or her Separation from Service to be a “specified employee” within the meaning of that term under Section 409A and the Recipient is subject to U.S. federal taxation, then, to the extent the settlement of the Performance Restricted Stock Units following such Separation from Service is considered the payment of “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such settlement shall be delayed until the first business day of the seventh month following the Recipient’s Separation from Service, or, if earlier, on the date of the Recipient’s death, solely to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A.

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18. The Recipient recognizes and acknowledges that, by reason of Recipient’s employment by and service to the Company or an Affiliate, Recipient has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). The Recipient acknowledges that such Confidential Information is a valuable and unique asset and covenants that Recipient will not, either during or after Recipient’s employment by the Company, use or disclose any such Confidential Information except to authorized representatives of the Company or as required in the performance of Recipient’s duties and responsibilities. The Recipient shall not be required to keep confidential any Confidential Information which (i) is or becomes publicly available through no fault of the Recipient, (ii) is already in Recipient’s possession (unless obtained from the Company (or an Affiliate) or one of its customers) or (iii) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the Recipient shall provide the Company written notice of any such order prior to such disclosure to the extent practicable under the circumstances and permitted by applicable law. Further, the Recipient shall be free to use and employ Recipient’s general skills, know-how and expertise, and to use, disclose and employ any contact information, generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of Recipient’s duties and responsibilities hereunder, so long as Recipient applies such information without disclosure or use of any Confidential Information. Upon the Recipient’s Separation from Service, the Recipient will return (or destroy, if requested by Company) all Confidential Information to the Company to the fullest extent possible.

19. During the Recipient’s employment and at any time thereafter, the Recipient agrees not to at any time make statements or representations, orally or in writing, that disparage the commercial reputation, goodwill or interests of the Company (or an Affiliate), or any current or former employee, officer, or director of the Company (or an Affiliate). Nothing in this Agreement shall limit or otherwise prevent (i) any person from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law; (ii) either party from enforcing the other terms of this Agreement; (iii) the Company (or an Affiliate) from reviewing the Recipient’s performance, conducting investigations and otherwise acting in compliance with applicable law, including making statements or reports in connection therewith, or making any public filings or reports that may be required by law; (iv) the Recipient from the performance of Recipient’s duties while employed by the Company (or an Affiliate); or (v) the Recipient from making a report to any governmental agency or entity, including but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, if Recipient has a reasonable belief that there has been a potential violation of

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federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation. No prior authorization to make any such reports or disclosures is required and the Recipient is not required to notify the Company that Recipient has made such reports or disclosures. The Recipient, however, may not waive the Company’s (or an Affiliate’s) attorney-client privilege.

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Exhibit A

2011 OMNIBUS INCENTIVE COMPENSATION PLAN OF

AMETEK, INC.

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Except as otherwise provided in this Agreement and subject to adjustments permitted by the Plan, the number of Performance Restricted Stock Units which will vest under this Agreement, if any, will be determined by multiplying (a) the sum of (i) 0.5 times the vested percentage applicable to Return on Tangible Capital (“ROTC”) plus (ii) 0.5 times the vested percentage applicable to Relative Total Shareholder Return (“TSR”) by (b) the number of initial Performance Restricted Stock Units granted (the “Target Award”). The maximum number of Performance Restricted Stock Units which can vest is 200% of the Target Award and the minimum number of Performance Restricted Stock Units which can vest is 0% of the Target Award.

The vested percentage applicable to ROTC and TSR will each be determined over the Performance Period as illustrated in the schedules set forth below. For purposes of this Agreement, the “Performance Period” means the period beginning January 1, 2019 and ending December 31, 2021.

Calculating ROTC. Annual ROTC is calculated by dividing EBITDA (earnings before interest, income taxes, depreciation and amortization), and adjusting for certain non-GAAP charges (i.e., realignment costs) and trailing EBITDA of acquisitions, by average net tangible capital. Average net tangible capital is the simple average calculation of beginning and ending net tangible assets (total assets less cash, less goodwill and less other intangibles, net), less net current liabilities (current liabilities, less short-term borrowings and current portion of long-term debt).

The Compensation Committee will make adjustments, on a case-by-case basis, to modify the calculation of ROTC to fairly represent changes in U.S. GAAP occurring during the target and/or performance periods in the measurement of ROTC performance against target.

Return on Tangible Capital (ROTC)

The vested percentage applicable to ROTC will be determined based on AMETEK, Inc. average annual ROTC (“Average ROTC”) as calculated below for the Performance Period in accordance with the following schedule:

Average ROTC	ROTC Vested Percentage
< 52%	0%
52%	50%
92%	100%
>112%	200%

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Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to ROTC will be 0% if the Average ROTC for the Performance Period is below 52%. In no event will the vested percentage applicable to ROTC be greater than 200%.

Average ROTC will equal the sum of the three annual ROTC calculations during the Performance Period divided by three.

Total Shareholder Return (TSR)

The vested percentage applicable to TSR will be determined based on AMETEK TSR (as defined below) over the Performance Period relative to the TSR of the S&P 500 Industrials Index during the same period in accordance with the following schedule:

TSR Ranking Relative to S&P 500 Industrials	TSR Vested Percentage
<30th percentile	0%
30th percentile	50%
50th percentile	100%
>80th percentile	200%

Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to TSR will be 0% if AMETEK TSR ranks lower than the 30th percentile relative to the S&P 500 Industrials. In no event will the vested percentage applicable to TSR be greater than 200%.

For purposes of this Agreement, the term “TSR” means [(a) – (b) + (c)] / (b), where (a) is the Stock Price (as defined below) on the last business day of the Performance Period, (b) is the Stock Price on the first business day of the Performance Period and (c) is dividends paid during the Performance Period. The term Stock Price means the average daily closing price of a share of common stock of the Company or the companies comprising the S&P 500 Industrials, as applicable, during the preceding 10 trading days. The Stock Price for the Company shall be adjusted to reflect a stock split, reverse stock split, spin-off or other similar extraordinary event affecting the shares in question without the issuer’s receipt of consideration occurring during the Performance Period.

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